Exhibit 5.1

April 11, 2006

Duska Therapeutics, Inc.

Two Bala Plaza, Suite 300

Bala Cynwyd, Pennsylvania 19004

U.S. Stock Transfer Corporation

1745 Gardena Avenue

Glendale, CA 91205-1404

Re:	Registration Statement on Form SB-2

Ladies and Gentlemen:

We have acted as special Nevada counsel to Duska Therapeutics, Inc., a Nevada corporation (the “Company”), in connection with the filing of a Registration Statement on Form SB-2 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 10,150,000 shares (the “Shares”) of common stock, $0.001 par value per share, of the Company, 8,000,000 of which have been issued pursuant to a private placement (the “Issued Shares”) and 2,150,000 shares (the “Warrant Shares”) to be issued pursuant to the terms of a Warrant previously issued to Fountainhead Holdings, Inc. (the “Warrant “), which Shares may be offered and sold from time to time as set forth in the Registration Statement.

In rendering this opinion, we have reviewed the following:

1.	The Registration Statement.

2.	Articles of Incorporation of the Company, certified by the Nevada Secretary of State on April 5, 2006.

3.	Bylaws of the Company, certified by the Secretary of the Company.

Duska Therapeutics, Inc.

U.S. Stock Transfer Corporation

April 11, 2006

4.	Resolutions of the Board of Directors of the Company, certified by the Secretary of the Company.

5.	Certificate of the Company’s Transfer Agent as to the number of outstanding shares of common stock of the Company.

6.	Certificate of the Chief Financial Officer of the Company.

We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to originals of all copies of all documents submitted to us. We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all matters contained therein.

Based upon that review, it is our opinion that (i) when the consideration for such shares has been released from escrow, the Issued Shares will be legally issued and fully paid and nonassessable and (ii) when the Warrant Shares have been issued and delivered in accordance with the terms of the Warrant and upon payment (or delivery) of the consideration therefor as provided in the Warrant, the Warrant Shares will be legally issued, fully paid and nonassessable.

With respect to the opinions and other matters herein, we have assumed that at the time of issuance of the Warrant Shares the Company has sufficient shares of common stock available for issuance.

We express no opinion as to the application of the securities or blue sky laws of the various states as to the issuance of the Shares.

We express no opinion as to the laws of any jurisdiction other than the State of Nevada.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Lionel Sawyer & Collins